As filed with the Securities and Exchange Commission on April 1, 2004
Registration No. 333-110924
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO REGISTRATION STATEMENT ON FORM S-4
UNDER THE SECURITIES ACT OF 1933
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Bank of America Corporation
(Exact name of registrant as specified in its charter)

Delaware	Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina 28255	56-0906609
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

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FleetBoston Financial Savings Plan
FleetBoston Financial Corporation 1996 Long-Term Incentive Plan
FleetBoston Financial Corporation Amended and Restated 1992 Stock Option and Restricted Stock Plan
FleetBoston Financial Corporation Directors Deferred Compensation and Stock Unit Plan
Progress Financial Corporation 2000 Incentive Stock Option Plan
Progress Financial Corporation Amended and Restated 1993 Stock Incentive Plan
Fleet Financial Group, Inc./Quick & Reilly Group, Inc. Stock Option Plan
BankBoston Corporation 1998 Shared Opportunities Program
FleetBoston Financial Corporation 1998 Stock Option Plan for Employees of FleetBoston Robertson Stephens Inc.
BankBoston Corporation 1991 Long-Term Stock Incentive Plan
BankBoston Corporation 1997 Stock Option Plan for Non-Employee Directors
BankBoston Corporation Director Stock Award Plan
BankBoston Corporation Director Retirement Benefits Exchange Program
FleetBoston Financial Corporation 1993 Incentive Stock and Option Plan
FleetBoston Financial Corporation 1999 Non-Executive Option Plan
Converted BNJ Stock Option Plan of UJB Financial Corp.
Converted Collective Bancorp Inc. Stock Option Plan of Summit Bancorp.
Converted Summit Bancorporation Stock Option Plan of Summit Bancorp.
Converted Prime Bancorp, Inc. Incentive Stock Option Plan of Summit Bancorp
Employment and Retention Agreement Options Granted to Certain Former Executives of Howard Lawson LLC
Shawmut National Corporation Stock Option and Restricted Stock Award Plan
Shawmut National Corporation Secondary Stock Option and Restricted Stock Award Plan
(Full title of the plans)

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TIMOTHY J. MAYOPOULOS
Executive Vice President and General Counsel
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255
(704) 386-7484
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________

Copies to:
BOYD C. CAMPBELL, JR.
Helms Mulliss & Wicker, PLLC
201 North Tryon Street
Charlotte, North Carolina 28202
____________________________

             This Post-Effective Amendment No. 1 covers shares of the Registrant's Common Stock originally registered on the Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such shares of Common Stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating to such Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Post-Effective Amendment No. 1 also covers an indeterminate amount of interests to be offered or sold pursuant to the FleetBoston Financial Savings Plan described herein.

EXPLANATORY NOTE

           Bank of America Corporation, a Delaware corporation ("Bank of America" or the "Registrant'), hereby amends its Registration Statement on Form S-4, Registration No. 333-110924 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment No. 1"). The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to as the "Registration Statement." Bank of America filed the Form S-4 in connection with the merger (the "Merger") of FleetBoston Financial Corporation, a Rhode Island corporation ("FleetBoston"), with and into Bank of America on April 1, 2004. In connection with the filing of the Form S-4, Bank of America registered 650,974,529 shares of its common stock, par value $0.01 per share (the "Common Stock"), with the Securities and Exchange Commission (the "SEC") and the applicable filing fee was paid. This number of shares represents those shares which were expected to be distributed to the holders of the common stock of FleetBoston at the time of the Merger and those shares necessary to be distributed, or reserved for issuance, to FleetBoston employees or former employees in connection with certain FleetBoston employee benefit plans in effect at the time of the Merger, as listed on the cover of this Post-Effective Amendment No. 1 (the "Plans"). Pursuant to the terms of the Merger, all outstanding FleetBoston stock options exercisable for or units representing FleetBoston common stock were converted into stock options exercisable for or units representing Bank of America Common Stock after the effective time of the Merger, based on a formula described in the Form S-4. The purpose of this Post-Effective Amendment No. 1 is to allocate 46,145,500 shares of Common Stock covered by the Registration Statement to the Plans. This Post-Effective Amendment No. 1 also covers an indeterminate number of participation interests in the FleetBoston Financial Savings Plan.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information required in the Registration Statement

       The following documents filed by Bank of America with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and in the Prospectus constituting a part of this Registration Statement:

       (a) The Registrant's Annual Report on Form 10-K for the year ended
December 31, 2003;

       (b) The Registrant's Current Reports on Form 8-K filed on January 2, 2004, January 15, 2004, January 29, 2004, February 17, 2004, February 19, 2004, March 2, 2004, March 10, 2004, March 15, 2004, March 18, 2004, March 22, 2004, March 23, 2004, March 30, 2004 and April 1, 2004 (in each case, other than those portions furnished under Item 9 or Item 12 of Form 8-K); and

        (c) The description of the Registrant's Common Stock that is contained in the Registrant's registration statement filed pursuant to Section 12 of the Exchange Act, as modified by the Registrant's Current Report on Form 8-K filed March 30, 2004, and any amendment or report filed for the purpose of updating such description.

           In addition, the Annual Report on Form 11-K for the fiscal year ended December 31, 2002, as filed by the FleetBoston Financial Savings Plan with the SEC, is incorporated by reference in this Registration Statement and made a part hereof.

         All documents filed by the Registrant or the FleetBoston Financial Savings Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information furnished under Item 9 or Item 12 of Form 8-K) prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

         Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including

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attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

       Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in accordance with the above standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

       Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the DGCL. Section 145 also provides that the expenses incurred by an officer or director in defending any action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking of the director or officer to repay the expenses if it is ultimately determined that the director or officer is not entitled to indemnification therefor.

       Section 102(b)(7) of the DGCL permits a corporation's certificate of incorporation to contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (c) willful or negligent unlawful payment of a dividend or stock purchase or redemption; or (d) any transaction from which the director derived an improper personal benefit.

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       Our Amended and Restated Certificate of Incorporation eliminates the ability to recover monetary damages against our directors for breach of fiduciary duty to the fullest extent permitted by the DGCL. In accordance with the provisions of the DGCL, our Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the DGCL, we shall, under certain circumstances, indemnify our directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director or officer to be in conflict with our best interests. Pursuant to such Bylaws and as authorized by statute, we also may maintain, and do maintain, insurance on behalf of our directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaws or otherwise.

       In addition, pursuant to the Agreement and Plan of Reorganization dated as of April 10, 1998 (the "Merger Agreement") between us, formerly NationsBank Corporation ("NationsBank"), and the former BankAmerica Corporation ("old BankAmerica"), for six years after September 30, 1998 (the date of the consummation of the merger of old BankAmerica with and into us (the "Merger")), we will indemnify directors, officers and employees of old BankAmerica, NationsBank or any of their respective subsidiaries against certain liabilities in connection with such persons' status as such or in connection with the Merger Agreement or any of the transactions contemplated thereby. Pursuant to the Merger Agreement, we also, for six years after September 30, 1998 and with respect to events occurring prior to the consummation of the Merger, will honor all rights to indemnification and limitations of liability existing in favor of the foregoing persons as provided in the governing documents of NationsBank, old BankAmerica or their respective subsidiaries.

       Pursuant to the Merger Agreement, for six years after September 30, 1998, we also will use our best efforts to cause the directors and officers of old BankAmerica and NationsBank to be covered by a directors' and officers' liability insurance policy with respect to acts or omissions occurring prior to the consummation of the Merger.

       The foregoing is only a general summary of certain aspects of Delaware law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit
5.1	Opinion of Paul J. Polking, Esq. as to the legality of the securities*

The Registrant undertakes that the FleetBoston Financial Savings Plan and any amendment thereto have been or will be submitted to the Internal Revenue Service in a timely manner and all changes required by the Internal

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Revenue Service for the FleetBoston Financial Savings Plan to be qualified under Section 401 of the Internal Revenue Code have been or will be made.

23.1	Consent of PricewaterhouseCoopers LLP as to Bank of America
23.2	Consent of Ernst & Young LLP as to the FleetBoston Financial Savings Plan
23.3	Consent of Paul J. Polking, Esq. (included in Exhibit 5.1)*
24.1	Power of Attorney and Certified Resolutions*

____________________

* Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1. Item 9. Undertakings

        (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports

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filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 1, 2004.

                                                                      BANK OF AMERICA CORPORATION

                                                                      By: *KENNETH D. LEWIS
                                                                              Kenneth D. Lewis
                                                                              Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*KENNETH D. LEWIS Kenneth D. Lewis	Chief Executive Officer and Director	April 1, 2004
*JAMES H. HANCE, JR. James H. Hance, Jr.	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)	April 1, 2004
*MARC D. OKEN Marc D. Oken	Executive Vice President and Principal Financial Executive (Principal Accounting Officer)	April 1, 2004
__________________ William Barnet, III	Director	April __, 2004
*CHARLES W. COKER Charles W. Coker	Director	April 1, 2004
_________________ John T. Collins	Director	April __, 2004
_________________ Gary L. Countryman	Director	April __, 2004
*PAUL FULTON Paul Fulton	Director	April 1, 2004
_________________ Charles K. Gifford	Director	April __, 2004
*DONALD E. GUINN Donald E. Guinn	Director	April 1, 2004
*WALTER E. MASSEY Walter E. Massey	Director	April 1, 2004
________________ Thomas J. May	Director	April __, 2004
*C. STEVEN MCMILLAN C. Steven McMillan	Director	April 1, 2004
________________ Eugene M. McQuade	Director	April __, 2004
*PATRICIA E. MITCHELL Patricia E. Mitchell	Director	April 1, 2004
*EDWARD L. ROMERO Edward L. Romero	Director	April 1, 2004
_____________________ Thomas M. Ryan	Director	April __, 2004
*O. TEMPLE SLOAN, JR. O. Temple Sloan, Jr.	Director	April 1, 2004
*MEREDITH R. SPANGLER Meredith R. Spangler	Director	April 1, 2004
*JACKIE M. WARD Jackie M. Ward	Director	April 1, 2004

*By: /S/ RACHEL R. CUMMINGS
            Rachel R. Cummings
            Attorney-in-Fact

The FleetBoston Financial Savings Plan

          Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 1, 2004.

                                                                               FLEETBOSTON FINANCIAL SAVINGS
                                                                                PLAN

By: /S/ PATRICIA CALLAHAN FAY
Name: Patricia Callahan Fay
Title: Benefits Executive

  INDEX TO EXHIBITS
Exhibit No.	Description of Exhibit
5.1	Opinion of Paul J. Polking, Esq. as to the legality of the securities*
23.1	Consent of PricewaterhouseCoopers LLP as to Bank of America
23.2	Consent of Ernst & Young LLP as to the FleetBoston Financial Savings Plan
23.3	Consent of Paul J. Polking, Esq. (included in Exhibit 5.1)*
24.1	Power of Attorney and Certified Resolutions*

____________________

* Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1.